EXHIBIT 99.1
------------



FOR IMMEDIATE RELEASE


Contact:   Hans Weger, Chief Financial Officer--Bethesda +301/941-1500



           LA SALLE HOTEL PROPERTIES RESCINDS PRIOR GUIDANCE


     BETHESDA, MD, SEPTEMBER 19, 2001 -- LaSalle Hotel Properties
(NYSE: LHO) today rescinded its prior guidance for 2001 and 2002.

     "We do not believe there is any clarity to the short or intermediate impact on the hospitality industry given the current world and economic environment as a result of recent events. Consistent with the rest of the lodging industry, we are currently experiencing a decline in occupancies due to the deterioration in travel," said Hans Weger, Chief Financial Officer. "Therefore, we do not expect to meet our prior guidance for 2001 or 2002."

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust ("REIT"), which owns 17 upscale and luxury full-service hotels, totaling approximately 5,900 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Le Meridien Hotels & Resorts, Marriott International, Inc., Radisson Hotels International, Inc., Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.


     Statements in this press release regarding, among other things, expectations, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of the Company to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk" and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2000, under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" and elsewhere in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, under "Certain Relationships and Related Transactions" and elsewhere in the Company's March 31, 2001 proxy statement with respect to the annual meeting of shareholders held on May 16, 2001, under "Risk Factors" and elsewhere in the Company's Registration Statement (No. 333-77371) and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Company expectations or results, or any change in events.


               For additional information, please visit
                 our web site at www.lasallehotels.com


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